Exhibit 99.B(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 53 to File No. 333-57017; Amendment No. 54 to File No. 811-08821) of Rydex Variable Trust of our reports dated February 27, 2013 (except Note 11, with respect to Electronics Fund, as to which the date is April 10, 2013) on the financial statements and financial highlights of each of the series of Rydex Variable Trust included in the December 31, 2012 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, Virginia
April 24, 2013